Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cross Country Healthcare, Inc. 2014 Omnibus Incentive Plan (f/k/a Cross Country Healthcare, Inc. 2007 Stock Incentive Plan) of Cross Country Healthcare, Inc. of our report dated March 6, 2015, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Cross Country Healthcare, Inc. and subsidiaries for the year ended December 31, 2014 and the financial statement schedule included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
June 7, 2017